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                                 Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) of Mercantile Bancorporation Inc. We also consent to the inclusion of our reports dated March 27, 1996, with respect to (i) the consolidated balance sheet of Peoples State Bankshares, Inc. and Subsidiary as of December 31, 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended, and (ii) the balance sheet of Peoples State Bank, Topeka, Kansas as of December 31, 1995, and the related statements of earnings, stockholders' equity and cash flows for the year then ended.


/s/ GRA, Thompson, White & Co., P.C.


GRA, THOMPSON, WHITE & CO., P.C.
Merriam, Kansas
June 7, 1996